Exhibit 99.01

NEWS RELEASE for January 18, 2005 AT 7:30AM EDT

Contact:	Michael J. Quinn, Chairman and CEO, 714-649-5050
Christine G. Ocampo, VP, CFO, 714-649-5066

CARDIOGENESIS ANNOUNCES PRELIMINARY FOURTH QUARTER,
YEAR END RESULTS

Fourth Quarter Revenue Highest in last Four Years;
Positive Operating Results Expected for both Fourth Quarter and 2004

FOOTHILL RANCH, CA (January 18, 2005)... CardioGenesis Corporation (OTCBB:CGCP.OB), the market leader in surgical products and accessories used in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Channeling (PMC) procedures, today announced that fourth quarter and 2004 annual revenues are expected to be at their highest level in the last four years. Strong TMR handpiece sales combined with laser sales in the fourth quarter resulted in expected revenues in the range of $4.9 — $5.1 million for the fourth quarter, and $15.2-$15.4 million for the year. These results reflect an estimated 80% quarter-to-quarter increase in revenues from the 2004 third quarter, a 48% increase in revenues compared to Q4 of 2003, and a 14% year-to-year increase in revenues from the prior year.

     The Company also announced the highest level of handpiece sales in eight quarters with handpiece sales exceeding 800 units in the fourth quarter. Laser sales were also robust in the fourth quarter with 11 units sold. The FDA approval in late December of the SolarGen 2100s provided the Company with the opportunity to sell three SolarGen 2100s units in December. Chairman and CEO, Michael J. Quinn commented, “Customer reactions to our advanced TMR PLUS Platform and SolarGen 2100s have been very positive.”

     “The 2004 fourth quarter results reflect the positive impact of the Company’s actions over the last 12 months. From the new business unit structure established at the beginning of the year, the sales force expansion, the completion of $8.7 million in financing and the recent FDA approval of the SolarGen 2100s, several important milestones were achieved in 2004,” Quinn stated. “We focused our sales force on our core TMR business, and our entire organization on the advanced products supporting the launch of our TMR PLUS Platform, which contributed directly to an increased acceptance of TMR in the surgical community. We also strengthened our balance sheet, positioning us with the resources to continue to expand our product pipeline and build a substantially larger and more profitable company.”

     The company intends to release complete financial results for the fourth quarter and year-ended December 31, 2004 in February 2005.

MORE-MORE-MORE

CARDIOGENESIS ANNOUNCES PRELIMINARY FOURTH QUARTER, YEAR END RESULTS

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About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the CardioGenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis company web site at www.cardiogenesis.com. or the patient and physician website at www.heartofnewlife.com. heartofnewlife.com is a resource for patients and physicians which provides medical information on TMR

     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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